Exhibit 99.1

Global Partners Reports Strong Financial Results for the First Quarter of 2013

- Partnership posts net income of $14.8 million, $0.51 per diluted unit

- EBITDA more than doubles year-over-year to $38.8 million

- Distributable cash flow of $26.6 million, up 276% year-over-year

- Quarterly cash distribution of $0.5825 per unit, up 16.5% year-over-year

WALTHAM, Mass.--(BUSINESS WIRE)--May 9, 2013--Global Partners LP (NYSE: GLP) today reported financial results for the first quarter ended March 31, 2013.

“Global Partners delivered a solid performance in the first quarter,” said Eric Slifka, the Partnership’s President and Chief Executive Officer. “Each of our business segments posted double-digit percentage gains in net product margin in the quarter. Our performance was attributable primarily to our diverse product mix, our crude logistics activities and our additional station count related to gas stations and convenience stores acquired in March 2012.”

“We have broadened our single line haul origin-to-destination network through the addition of two key assets in North Dakota and Oregon that complement our existing crude-by-rail transload, logistics and storage capabilities,” Slifka said. “Among recent initiatives, we have expanded our relationship with Phillips 66 with the signing of a take-or-pay agreement which utilizes our crude-by-rail virtual pipeline system to transport crude oil from the mid-continent of the U.S. and Canada. To support our growing crude volumes and provide sourcing and purchasing optionality for our customers, we are expanding storage capacity at our North Dakota transloading facilities to a combined 550,000 barrels. At Columbus, ND, we are expanding from 100,000 barrels to 270,000 barrels and connecting this facility to the Tesoro Logistics’ High Plains Pipeline System. In Beulah, ND, we are building 280,000 barrels of storage. In Oregon, we recently completed the acquisition of Cascade Kelly Holdings, an ethanol production and crude-by-rail transload facility, providing Global with destination assets on the East and West coasts. Currently a major oil company is transloading crude oil through the facility.”

First Quarter 2013 Financial Summary

Net income for the first quarter of 2013 was $14.8 million, or $0.51 per diluted limited partner unit, compared with net loss of $1.4 million, or $0.06 per limited partner unit, for the first quarter of 2012.

Combined net product margin for the first quarter of 2013 was $107.6 million, compared with $62.6 million for the same period of 2012.

Gross profit for the first quarter of 2013 was $95.8 million, compared with $55.3 million for the first quarter of 2012.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter of 2013 were $38.8 million, compared with $18.5 million for the same period of 2012.

Distributable cash flow (DCF) for the first quarter of 2013 was $26.6 million, compared with $7.1 million for the first quarter of 2012.

Net product margin, EBITDA and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under "Use of Non-GAAP Financial Measures." Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three months ended March 31, 2013 and 2012.

Sales for the first quarter of 2013 increased to $5.6 billion from $4.0 billion for the same period in 2012, driven by increased volumes from the Partnership’s crude oil activities and the acquisition of Alliance Energy LLC, which was completed on March 1, 2012. Wholesale segment sales of $4.5 billion were up approximately 38% from $3.3 billion for the first quarter of 2012 due to an increase in volume. Sales from the Gasoline Distribution and Station Operations segment were up approximately 60% to $777.2 million compared with $486.1 million for the same period in 2012, reflecting two additional months of contributions from Alliance Energy as well as the unitary lease and fuel supply and services agreements with Getty Realty. Commercial segment sales increased approximately 41% to $294.0 million from $209.1 million for the first quarter of 2012.

Wholesale segment volume was 1.6 billion gallons for the first quarter of 2013 compared with 1.1 billion gallons for the first quarter of 2012. Volume in the Gasoline Distribution and Station Operations segment was up 87% to 264.6 million gallons for the first quarter of 2013 from 141.2 million gallons in the comparable period of 2012. Commercial segment volume was up 28% to 114.2 million gallons, compared with 89.1 million gallons for the first quarter of 2012.

Wholesale net product margin grew to $51.2 million for the first quarter of 2013, compared with $33.2 million for the same period in 2012. In the Gasoline Distribution and Station Operations segment, net product margin increased 99% to $46.0 million from $23.2 million in the comparable period of 2012. Commercial segment net product margin increased to $10.4 million for the first quarter of 2013 compared with $6.2 million in the same period of 2012.

Recent Highlights

  Global executed a pipeline connection agreement with Tesoro Logistics whereby Tesoro Logistics’ High Plains Pipeline System will build, own and operate a new seven-mile pipeline lateral from its Lignite, ND crude oil station to Global’s crude oil storage tanks at the Basin Transload facility in Columbus, ND. Crude oil is expected to begin flowing on the new Columbus-bound lateral in the third quarter of 2013, enhancing movement of crude from the mid-continent to Global’s single line haul destination asset on the East Coast.
  On April 29, 2013, the Partnership began receiving and distributing propane from its new rail-fed propane storage facility in Albany, NY. The 540,000-gallon facility can receive deliveries from Canadian Pacific Railway on a single line haul directly from Midwest and Canadian sources.
  The Board of Directors of the Partnership’s general partner, Global GP LLC, increased the Partnership’s quarterly cash distribution to $0.5825 per unit ($2.33 per unit on an annualized basis) on all of its outstanding common units for the period from January 1 through March 31, 2013. The distribution will be paid on May 15, 2013 to unitholders of record as of the close of business May 6, 2013.
  The Board of Directors of the Partnership’s general partner, Global GP LLC, promoted, effective July 1, 2013, Treasurer Daphne H. Foster to Chief Financial Officer and Mark Romaine, Senior Vice President, Light Oil Supply and Distribution, to Chief Operating Officer upon the June 30, 2013 retirement of Thomas J. Hollister as CFO, COO and Director.

Business Outlook

“Looking ahead, we are encouraged about the potential for growth across our midstream logistics and marketing business in 2013,” Slifka said. “We are increasing our crude-by-rail activities and have broadened our product and terminal portfolio with the addition of our single line haul origin-to-destination assets on the East and West coasts. To better serve a growing number of national commercial users of transportation fuels, we also are expanding terminal throughput and sales locations across the country. In Albany, NY, we have recently opened and begun operations at our new rail-fed, propane terminal. This new, 540,000-gallon facility can source price advantaged products via direct, single line haul on Canadian Pacific. Each of these projects expands our midstream logistics assets and opportunities.”

As previously announced, excluding the Cascade Kelly Holdings acquisition, for full-year 2013 the Partnership continues to expect EBITDA in the range of $175 million to $190 million. The Partnership’s outlook is based on assumptions regarding current market conditions, including demand for petroleum products and renewable fuels, weather, credit markets and the forward product pricing curve, which will influence quarterly financial results.

Financial Results Conference Call

Management will review the Partnership’s first-quarter 2013 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET

Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

The call also will be webcast live and archived on Global’s website, www.globalp.com.

Use of Non-GAAP Financial Measures

Net Product Margin

Global Partners views net product margin as an important performance measure of the core profitability of its operations. The Partnership reviews net product margin monthly for consistency and trend analysis. Global Partners defines net product margin as sales minus product costs. Sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels, crude oil and natural gas, as well as convenience store sales and gasoline station rental income. Product costs include the cost of acquiring the refined petroleum products, renewable fuels, crude oil and natural gas and all associated costs including shipping and handling costs to bring such products to the point of sale as well as product costs related to convenience store items. The Partnership also looks at net product margin on a per unit basis (net product margin divided by volume). Net product margin is a non-GAAP financial measure used by management and external users of Global Partners’ consolidated financial statements to assess the Partnership’s business. Net product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners’ net product margin may not be comparable to net product margin or a similarly titled measure of other companies.

EBITDA

EBITDA is a non-GAAP financial measure used as a supplemental financial measure by management and external users of Global Partners' consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, renewable fuels and crude oil, without regard to financing methods and capital structure; and
  viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income, and this measure may vary among other companies. Therefore, EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for Global Partners' limited partners since it serves as an indicator of the Partnership's success in providing a cash return on their investment. Distributable cash flow means the Partnership's net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the Board of Directors of the Partnership's general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow. Specifically, this financial measure indicates to investors whether or not the Partnership has generated sufficient earnings on a current or historic level that can sustain or support an increase in its quarterly cash distribution. Distributable cash flow is a quantitative standard used by the investment community with respect to publicly traded partnerships. Distributable cash flow should not be considered as an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners' distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

About Global Partners LP

A publicly traded master limited partnership, Global Partners LP is a midstream logistics and marketing company. Global is a leader in the logistics of transporting crude and other energy products by rail from the mid-continent of the U.S. and Canada, establishing a ‘virtual pipeline’ from the mid-continent region of the U.S. and Canada to refiners and other customers on the East and West coasts. Global owns, controls or has access to one of the largest terminal networks of petroleum products and renewable fuels in the Northeast, and is one of the largest wholesale distributors of gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers in New England and New York. With a portfolio of approximately 1,000 locations in nine states, the Partnership is also one of the largest independent owners, suppliers and operators of gasoline stations and convenience stores in the Northeast. In addition, the Partnership is a distributor of natural gas. Global is No. 157 in the Fortune 500 list of America’s largest corporations. For additional information visit www.globalp.com.

Forward-looking Statements

Some of the information contained in this news release may contain forward-looking statements. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “may,” “believe,” “should,” “could,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “will likely result,” or other similar expressions. In addition, any statement made by Global Partners LP’s management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Global Partners LP or its subsidiaries are also forward-looking statements.

Although Global Partners LP believes these forward-looking statements are reasonable as and when made, there may be events in the future that Global Partners LP is not able to predict accurately or control, and there can be no assurance that future developments affecting Global Partners LP’s business will be those that it anticipates. Estimates for Global Partners LP’s future EBITDA are based on a number of assumptions regarding market conditions, including demand for petroleum products and renewable fuels, weather, credit markets and the forward product pricing curve. Therefore, Global Partners LP can give no assurance that its future EBITDA will be as estimated.

For additional information about risks and uncertainties that could cause actual results to differ materially from the expectations Global Partners LP describes in its forward-looking statements, please refer to Global Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent filings the Partnership makes with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made. Global Partners LP expressly disclaims any obligation or undertaking to update forward-looking statements to reflect any change in its expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended
	March 31,
	2013	2012
Sales	$5,589,190	$3,975,481
Cost of sales	5,493,338	3,920,162
Gross profit	95,852	55,319

Costs and operating expenses:
Selling, general and administrative expenses	26,760	22,467
Operating expenses	43,340	23,358
Amortization expense	4,376	1,574
Total costs and operating expenses	74,476	47,399

Operating income	21,376	7,920

Interest expense	(8,916)	(9,320)

Income (loss) before income tax benefit	12,460	(1,400)

Income tax benefit	1,875	-

Net income (loss)	14,335	(1,400)

Net loss attributable to noncontrolling interest	490	-

Net income (loss) attributable to Global Partners LP	14,825	(1,400)

Less: General partner's interest in net income (loss), including incentive distribution rights (1)	(806)	(108)

Limited partners' interest in net income (loss)	$14,019	$(1,508)

Basic net income (loss) per limited partner unit (2)	$0.51	$(0.06)

Diluted net income (loss) per limited partner unit (2)	$0.51	$(0.06)

Basic weighted average limited partner units outstanding	27,323	23,555

Diluted weighted average limited partner units outstanding	27,420	23,727

(1) Calculation includes the effect of the March 1, 2012 issuance of 5,850,000 common units in connection with the acquisition of Alliance. As a result, the general partner interest was 0.83% for the three months ended March 31, 2013 and, based on a weighted average, 0.97% for the three months ended March 31, 2012.

(2) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income is assumed to be allocated to the limited partners' interest and to the General Partner's general partner interest. Limited partners' interest in net income is divided by the weighted average limited partner units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$12,938	$5,977
Accounts receivable, net	842,875	696,762
Accounts receivable - affiliates	1,355	1,307
Inventories	432,578	634,667
Brokerage margin deposits	28,429	54,726
Fair value of forward fixed price contracts	18,339	48,062
Prepaid expenses and other current assets	51,269	65,432
Total current assets	1,387,783	1,506,933

Property and equipment, net	784,724	712,322
Goodwill	107,581	32,326
Intangible assets, net	134,608	60,822
Other assets	18,951	17,349

Total assets	$2,433,647	$2,329,752

Liabilities and partners' equity
Current liabilities:
Accounts payable	$947,555	$759,698
Working capital revolving credit facility - current portion	-	83,746
Term loan	115,000	-
Environmental liabilities - current portion	4,337	4,341
Trustee taxes payable	78,995	91,494
Accrued expenses and other current liabilities	54,798	71,442
Obligations on forward fixed price contracts	4,080	34,474
Total current liabilities	1,204,765	1,045,195

Working capital revolving credit facility - less current portion	201,500	340,754
Revolving credit facility	399,700	422,000
Senior notes	67,953	-
Environmental liabilities - less current portion	38,895	39,831
Other long-term liabilities	43,973	45,511
Total liabilities	1,956,786	1,893,291

Partners' equity
Global Partners LP equity	437,351	436,461
Noncontrolling interest	39,510	-
Total partners' equity	476,861	436,461

Total liabilities and partners' equity	$2,433,647	$2,329,752

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2013	2012
Reconciliation of gross profit to net product margin
Wholesale segment:
Gasoline and gasoline blendstocks	$9,613	$18,739
Other oils and related products	41,567	14,453
Total	51,180	33,192
Gasoline Distribution and Station Operations segment:
Gasoline distribution	28,193	12,203
Station operations	17,836	10,960
Total	46,029	23,163
Commercial segment	10,425	6,200
Combined net product margin	107,634	62,555
Depreciation allocated to cost of sales	11,782	7,236
Gross profit	$95,852	$55,319

Reconciliation of net income (loss) to EBITDA
Net income (loss)	$14,335	$(1,400)
Net loss attributable to noncontrolling interest	490	-
Net income (loss) attributable to Global Partners LP	14,825	(1,400)
Depreciation and amortization and amortization of deferred financing fees	18,262	10,530
Depreciation and amortization attributable to noncontrolling interest	(1,358)	-
Interest expense	8,916	9,320
Income tax benefit	(1,875)	-
EBITDA	$38,770	$18,450

Reconciliation of net cash provided by (used in) operating activities to EBITDA
Net cash provided by (used in) operating activities	$282,778	$(41,763)
Net changes in operating assets and liabilities and certain non-cash items	(250,181)	50,893
Less net cash from operating activities and changes in operating assets and liabilities attributable to noncontrolling interest	(868)	-
Interest expense	8,916	9,320
Income tax benefit	(1,875)	-
EBITDA	$38,770	$18,450

Reconciliation of net income (loss) to distributable cash flow
Net income (loss)	$14,335	$(1,400)
Net loss attributable to noncontrolling interest	490	-
Net income (loss) attributable to Global Partners LP	14,825	(1,400)
Depreciation and amortization and amortization of deferred financing fees	18,262	10,530
Amortization of senior notes discount	53	-
Depreciation and amortization attributable to noncontrolling interest	(1,358)	-
Amortization of routine bank refinancing fees	(985)	(959)
Maintenance capital expenditures	(4,223)	(1,103)
Distributable cash flow	$26,574	$7,068

Reconciliation of net cash provided by (used in) operating activities to distributable cash flow
Net cash provided by (used in) operating activities	$282,778	$(41,763)
Net changes in operating assets and liabilities and certain non-cash items	(250,181)	50,893
Amortization of senior notes discount	53	-
Less net cash from operating activities and changes in operating assets and liabilities attributable to noncontrolling interest	(868)	-
Amortization of routine bank refinancing fees	(985)	(959)
Maintenance capital expenditures	(4,223)	(1,103)
Distributable cash flow	$26,574	$7,068

CONTACT:
Global Partners LP
Thomas J. Hollister, 781-894-8800
Chief Operating Officer and
Chief Financial Officer
or
Edward J. Faneuil, 781-894-8800
Executive Vice President,
General Counsel and Secretary